Rockwell Medical Technologies, Inc. Reports Record First Quarter;
                                  Sales up 54%

    WIXOM, Mich., May 10 /PRNewswire-FirstCall/ -- Rockwell Medical Technologies, Inc. (Nasdaq: RMTI), a leading, innovative manufacturer of hemodialysis products and developer of specialty pharmaceuticals focused on the end-stage-renal-disease (ESRD) market, reported first quarter results today. Rockwell reported record quarterly sales of $9.4 million, up 54% over the first quarter of 2006. Rockwell also increased spending on product development and drug approval costs for soluble ferric pyrophosphate (SFP). SFP product development and approval costs were $822,000 an increase of $374,000 over last year's first quarter. First quarter loss per share was ($.14) compared to ($.03) per share last year.

    First Quarter Highlights:
    -- Sales increased 54% compared to first quarter 2006.
    -- Sequential revenue growth of 2.7% over the fourth quarter.
    -- Substantial domestic market share gains in the first quarter.
    -- Domestic sales increased 27.6% in the first quarter compared to the fourth quarter.
    -- Successfully increased domestic customers serviced by over 50% in a four month period.
    -- Invested significantly to provide superior supply chain conversion performance.
    -- Gross profit (deficit) for the quarter was ($82,719) which included
       $500,000 of start-up and transition costs.
    -- Continued progress on SFP clinical development plan.
    -- Released favorable SFP pre-clinical trial safety-study results.
    -- Upgraded to the Nasdaq Global Market Exchange.
    -- Net loss was ($.14) per share and included $.07 per share of SFP development costs.

    Mr. Robert L. Chioini, Chairman and Chief Executive Officer of Rockwell Medical Technologies, Inc. stated, "We gained substantial market share during the quarter increasing our overall customer base by more than 50%. Our gross profit margins suffered but only on a short-term basis as we invested approximately $500,000 in start-up and transition costs to ensure uninterrupted supply chain performance. As we guided on our last conference call, we continue to expect our margins to improve in the second half of this year and beyond resulting from increased pricing and actions to improve operational efficiencies."
    He also said, "While this strategic business development activity dominated our business operations in the first quarter, we also continued to prepare for our upcoming dose ranging study for SFP. The FDA recently has requested review of our final nine month pre-clinical safety study report prior to commencing our nine month dose ranging study. As a result of this recent communication, we intend to provide FDA with the final study report in July and we expect to start the dose ranging study immediately following completion of their review."
    Rockwell will be hosting a conference call to review its first quarter results on Thursday, May 10, 2007 at 11:00 am EST. Investors are encouraged to call in five minutes in advance of the call at 800-289-0468 or may listen on the web at the following link:

http://investor.shareholder.com/media/index.cfm?c=RMTI&e=1&mediakey=A2FAB283B2
5BD82A09AC1C359F047CEF

    You may wish to copy this link and paste it to your browser.

    See www.rockwellmed.com for more details and playback options.

    Rockwell Medical Technologies, Inc. is a leading, innovative manufacturer and developer of concentrates and specialty pharmaceuticals focused on improving the quality of care for dialysis patients. Dialysis is a process that duplicates kidney function for those patients whose kidneys have failed to work properly and who suffer from chronic kidney failure, a condition also known as end-stage-renal-disease (ESRD). There are an estimated 360,000 dialysis patients in the United States and the incidence of ESRD has increased approximately 3-5% on average each year over the last five years, and over 1.5 million world-wide. Rockwell manufactures, markets and delivers high-quality dialysis solutions, powders and ancillary products that are used to cleanse the ESRD patient's blood and replace nutrients in the bloodstream. Rockwell's proprietary formulations for iron-delivery and vitamin/carnitine-delivery, utilizing its dialysate as the delivery mechanism are designed to provide renal therapy with unprecedented patient safety and efficacy while eliminating nursing time and supply cost. Rockwell offers the proprietary Dri-Sate(R) Dry Acid Concentrate Mixing System, RenalPure(R) Liquid Acid Concentrate, SteriLyte(R) Liquid Bicarbonate Concentrate, RenalPure(R) Powder Bicarbonate Concentrate, Blood Tubing Sets, Fistula Needles and a wide range of ancillary dialysis items. Visit Rockwell's website at www.rockwellmed.com for more information.

    Certain statements in this press release with respect to Rockwell's business and operations, including statements regarding FDA approval, the potential of Rockwell's proprietary Soluble Ferric Pyrophosphate (SFP) to capture market share, the timing of FDA approval, etc. constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based upon currently available information. Management of Rockwell believes the expectations reflected in the forward-looking statements made in this press release are based upon reasonable assumptions. However, certain factors could occur that might cause actual results to vary. These include, but are not limited to, delays or failure to obtain FDA approval of SFP, failure to obtain Medicare or private insurance reimbursement approval, general economic conditions, economic conditions in the hemodialysis industry, modified regulatory requirements, competitive factors, and other factors discussed in Rockwell's reports filed with the Securities and Exchange Commission. These forward-looking statements should be considered in light of these risks and uncertainties.


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

               Rockwell Medical Technologies, Inc. and Subsidiary

                         Consolidated Income Statements

          For the three months ended March 31, 2007 and March 31, 2006

                                 (Whole dollars)
                                   (Unaudited)

                                       Three Months       Three Months
                                           Ended              Ended
                                      March 31, 2007     March 31, 2006

Sales                                 $    9,474,382     $    6,161,903
Cost of Sales                              9,557,101          5,378,594
  Gross Profit (Deficit)                     (82,719)           783,309
Selling, General and Administrative          726,227            625,842
Research and  Product Development            822,520            448,737
  Operating (Loss)                        (1,631,466)          (291,270)
Interest Expense (Income), net                15,049             (2,052)
  Net (Loss)                          $   (1,646,515)    $     (289,218)

Basic Earnings (Loss) per Share                ($.14)             ($.03)

Diluted  Earnings (Loss)  per Share            ($.14)             ($.03)


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


              ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

                 As of March 31, 2007 and  December 31, 2006

                               (Whole Dollars)


                                                         MARCH 31,         DECEMBER 31
                                                           2007               2006
        ASSETS
    Cash and  Cash Equivalents                        $           --     $     2,662,873
    Accounts Receivable, net of a reserve of
     $72,500 in 2007 and $72,500 in 2006                    4,544,708          3,474,402
    Inventory                                               2,657,043          2,660,098
    Other Current Assets                                      327,904            261,473
        Total Current Assets                                7,529,655          9,058,846

    Property and Equipment, net                             2,889,000          2,587,771
    Intangible Assets                                         446,123            457,846
    Goodwill                                                  920,745            920,745
    Other Non-current Assets                                  125,667            127,625
         Total Assets                                 $    11,911,190    $    13,152,833

        LIABILITIES AND SHAREHOLDERS' EQUITY

    Short Term Borrowings                             $       500,000    $            --
    Notes Payable & Capitalized Lease Obligations             311,243            369,551
    Accounts Payable                                        3,363,425          2,920,258
    Accrued Liabilities                                       629,260          1,114,592
    Customer Deposits                                          85,834             48,274
         Total Current Liabilities                          4,889,762          4,452,675

    Long Term Notes Payable & Capitalized Lease
     Obligations                                              315,748            326,045

         Shareholders' Equity:
    Common Shares, no par value, 11,501,849 and
     11,500,349 shares issued and outstanding              23,125,791         23,147,709
    Accumulated Deficit                                   (16,420,111)       (14,773,596)

          Total Shareholders' Equity                        6,705,680          8,374,113

         Total Liabilities And Shareholders' Equity   $    11,911,190    $    13,152,833

SOURCE  Rockwell Medical Technologies, Inc.
    -0-                             05/10/2007

    /CONTACT: Thomas Klema, CFO, +1-248-960-9009; or Ronald J. Aubrey, Investor Relations, +1-866-565-6139, both of Rockwell Medical Technologies, Inc./
    /Web site:  http://rockwellmed.com /
    (RMTI)

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